EXHIBIT (a)(5)(ii)

Omnicare, Inc. • 100 East RiverCenter Boulevard • Covington, Kentucky 41011 • 859/392-3300 • 859/392-3360 Fax

Omnicare	news release

CONTACT: Cheryl D. Hodges (859) 392-3331

Omnicare, Inc. Completes Exchange Offer For

4.00% Trust Preferred Income Equity Redeemable Securities

COVINGTON, Ky., March 8, 2005 — Omnicare, Inc. (NYSE:OCR) announced today that it has completed its offer to exchange up to $345 million aggregate liquidation amount of the 4.00% Trust Preferred Income Equity Redeemable Securities (the “Old Trust PIERS”) of Omnicare’s subsidiary, Omnicare Capital Trust I, for an equal amount of the Series B 4.00% Trust Preferred Income Equity Redeemable Securities (the “New Trust PIERS”) of Omnicare’s subsidiary, Omnicare Capital Trust II, plus an exchange fee of $0.125 per $50 stated liquidation amount of Old Trust PIERS. The New Trust PIERS have substantially similar terms to the Old Trust PIERS, except that the New Trust PIERS have a net share settlement feature. The exchange offer expired at midnight, New York City time, on March 7, 2005.

After the expiration of the exchange offer, approximately $333,766,950 aggregate liquidation amount of Old Trust PIERS, representing approximately 96.7% percent of the total liquidation amount of Old Trust PIERS outstanding, had been tendered in exchange for an equal liquidation amount of New Trust PIERS and the exchange fee. All Old Trust PIERS that were properly tendered and not validly withdrawn have been accepted for exchange. Following the consummation of the exchange offer, approximately $11,233,050 aggregate liquidation amount of Old Trust PIERS remain outstanding.

Omnicare commenced the exchange offer as a result of the issuance of EITF No. 04-8 by the Emerging Issues Task Force of the Financial Accounting Standards Board (FASB) which, effective December 15, 2004, changed the accounting rules applicable to Omnicare’s Old Trust PIERS and requires Omnicare to include the common stock issuable upon the conversion of the convertible debentures underlying the Old Trust PIERS in Omnicare’s fully diluted shares outstanding for purposes of calculating diluted earnings per share regardless of whether market price triggers or other contingent features have been met. By committing to pay up to the stated liquidation amount of the New Trust PIERS to be converted in cash upon conversion pursuant to the new net share settlement feature of the New Trust PIERS, Omnicare will be able to account for the New Trust PIERS under the treasury stock method, which is expected to be substantially less dilutive to earnings per share than the “if-converted” method prescribed by EITF 04-8.

Additional details regarding the exchange offer are described in the final prospectus, dated as of March 7, 2005 and filed with the Securities and Exchange Commission (“SEC”) on March 8, 2005. Copies of the final prospectus may be obtained free of charge at the SEC’s website (www.sec.gov). Lehman Brothers Inc. acted as the dealer manager and D.F. King & Co., Inc. was information agent for the exchange offer.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities to be issued in the exchange offer in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

About Omnicare, Inc.

Omnicare, Inc. (NYSE:OCR), a Fortune 500 company based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Omnicare serves residents in long-term care facilities comprising approximately 1,086,000 beds in 47 states, making it the nation’s largest provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers. Omnicare also provides clinical research services for the pharmaceutical and biotechnology industries in 30 countries worldwide.

Statements in this press release concerning Omnicare’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting the best judgment of Omnicare based on currently available information. Such forward-looking statements involve actual known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of Omnicare, include, but are not limited to, overall economic, financial and business conditions; trends for the continued growth of the business of Omnicare; trends in the long-term healthcare industry generally; the impact of the NeighborCare acquisition on Omnicare’s earnings; the impact and pace of pharmaceutical price increases; delays and further reductions in reimbursement by the government and other payors to customers and to Omnicare as a result of pressure on federal and state budgets due to the continuing economic downturn and other factors; the overall financial condition of Omnicare’s customers; Omnicare’s ability to assess and react to the financial condition of its customers; the ability of vendors and business partners to continue to provide products and services to Omnicare; the continued successful integration of acquired companies, pricing and other competitive factors in the industry; increases or decreases in reimbursement; the effect of new government regulations, executive orders and/or legislative initiatives, trends in healthcare funding issues, including, but not limited to, state Medicaid budgets, enrollee eligibility, escalating drug prices due to higher utilization among seniors and the aging of the population; expectations concerning increasing Medicare admissions and improving occupancy rates; the introduction of more expensive medications and the increasing use of generic medications; the impact of any changes in healthcare policy relating to the future funding of the Medicaid and Medicare programs; the cost-effectiveness of pharmaceuticals in treating chronic illnesses for the elderly; the impact of the Medicare drug benefit, signed into law in December 2003 and effective in 2006, and its implementing regulations; the effect of any changes and considerations in long-term healthcare funding policies for Medicare and Medicaid programs; the ability of Omnicare to utilize its expertise in geriatric pharmaceutical care and pharmaceutical cost management and its database on drug utilization and outcomes in the elderly to meet the anticipated challenges of the healthcare environment and the implementation of the Medicare drug benefit; efforts by payors to control costs; the outcome of litigation; the failure of Omnicare or the long-term care facilities it serves to obtain or maintain required regulatory approvals or licenses; the ability to attract and retain needed management; the impact and pace of technological advances; the ability to obtain or maintain rights to data, technology and other intellectual property; the impact of consolidation in the pharmaceutical and long-term care industries; volatility in the market for Omnicare’s stock and in the financial markets generally; access to capital and financing; the demand for Omnicare’s products and services; variations in costs or expenses; changes in tax law and regulation; changes in accounting rules and standards; and other risks and uncertainties described in Omnicare’s reports and filings with the Securities and Exchange Commission. There can be no assurance that such factors will not affect the accuracy of such forward-looking statements and, except as otherwise required by law, Omnicare does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or to update the information in this release.

“Preferred Income Equity Redeemable Securities”(SM) and “PIERS”(SM) are service marks owned by Lehman Brothers Inc.

For more information on Omnicare, Inc., via the Internet, including a full menu of news releases, visit www.omnicare.com.

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